Exhibit 99.3

RISK FACTOR
A long and protracted restructuring could cause us to lose key management employees and otherwise adversely affect our business.
If we fail to consummate the Exchange Offer and Consent Solicitation, any alternative we pursue, whether in or out of court, may take substantially longer to consummate than the Exchange Offer and Consent Solicitation. A protracted financial restructuring could disrupt our business and would divert the attention of our management from the operation of our business and implementation of our business plan. It is possible that such a prolonged financial restructuring or bankruptcy proceeding would cause us to lose many of our key management employees. Such losses of key management employees would likely make it difficult for us to complete a financial restructuring and may make it less likely that we will be able to continue as a viable business.
The uncertainty surrounding a prolonged financial restructuring could also have other adverse effects on us. For example, it could also adversely affect:

•	our ability to raise additional capital;

•	our ability to capitalize on business opportunities and react to competitive pressures;

•	our ability to attract and retain employees;

•	our liquidity;

•	how our business is viewed by investors, lenders, strategic partners or customers; and

•	our enterprise value.
Even if we are successful with the Exchange Offer, avoidance of an in-court restructuring under the U.S. Bankruptcy Code in the future is not guaranteed and we expect to continue to restructure our remaining obligations and will likely attempt to undertake other financing and refinancing alternatives, the success of which cannot be predicted at this time.